Exhibit 10.30

SUMMARY PLAN DESCRIPTION

HERITAGE OAKS BANCORP

EMPLOYEE STOCK OWNERSHIP PLAN

Table of Contents

ESTABLISHMENT OF PLAN
LIMITATIONS OF THIS DESCRIPTION
WHY AN EMPLOYEE STOCK OWNERSHIP PLAN?
HOW DOES THE PLAN WORK?
WHEN MAY I PARTICIPATE IN THE PLAN
WHAT IS THE PLAN YEAR?
HOW MUCH WILL THE BANK CONTRIBUTE
COMPENSATION
HOW ARE BANK CONTRIBUTIONS ALLOCATED TO INDIVIDUAL PARTICIPANTS’ ACCOUNTS?
VESTED OR NONFORFEITABLE PORTION OF PARTICIPANT’S BENEFITS
VOTING BANK STOCK
DISTRIBUTION OF BENEFITS
PUT OPTION
“TOP HEAVY” PLANS
DESIGNATION OF BENEFICIARY
FILING CLAIMS FOR BENEFITS
RIGHTS OF PARTICIPANTS
AMENDMENT AND TERMINATION
IDENTIFYING DATA

SUMMARY PLAN DESCRIPTION

HERITAGE OAKS BANCORP

EMPLOYEE STOCK OWNERSHIP PLAN

ESTABLISHMENT OF PLAN

Heritage Oaks Bancorp has established an employee stock ownership plan, effective January 1, 1997, for the benefit of its employees.  Heritage Oaks Bancorp is proud of this plan and wants you, as an employee, to know about it.  This description of the plan has been prepared to tell you about the plan and how it may benefit you.  You should read all parts of this description carefully so that you will understand the ways in which the plan may benefit you, and certain exclusions to coverage and limitations on the receipt of benefits which may apply to you.  If you wish additional information concerning this employee stock ownership plan, this description tells you how to obtain that information.

LIMITATIONS OF THIS DESCRIPTION

This description summarizes the main provisions of the plan.  It is not the complete plan.  A complete copy of the plan is available in the personnel office of the Heritage Oaks Bancorp for your inspection.  In case of any conflict between the provisions of the complete plan and this description, the provisions of the complete plan will control.

WHY AN EMPLOYEE STOCK OWNERSHIP PLAN?

Heritage Oaks Bancorp believes that giving participants in this plan an indirect ownership interest in their employer is a way to encourage maximum efforts on behalf of Heritage Oaks Bancorp.  The main investment of the plan is expected to be stock of Heritage Oaks Bancorp or stock of an affiliated employer.  For purposes of this description, Heritage Oaks Bancorp and any such affiliated employer will be referred to as the “Bank.”  If the value of the Bank’s stock grows in the future, participation in this stock ownership plan may prove to be an important economic benefit.  Naturally, if the value of the Bank’s stock falls, the value of a participant’s interest in the plan would be reduced.

HOW DOES THE PLAN WORK?

In order to understand more fully some of the matters discussed later on in this plan description, you will need to have a general idea of how the employee stock ownership plan works.  Contributions are made, in the discretion of the Bank, annually to the plan from profits of the Bank.  These contributions will be credited to the individual accounts of the employees who are participants in the plan for the year the contribution is made.  (The way in which these amounts will be distributed to participants will be discussed later in this summary.)  If you are now a participant, or later become a participant, an account will be set up in your name.

The amounts credited to individual accounts are invested by the plan trustee(s), and any gain or loss from plan investments is credited to, or charged against, the individual account of each participant.  The main investment is expected to be stock of the Bank.  Typically any appreciation or depreciation in the value of plan investments will be determined either by an annual appraisal made by an independent party or by reference to closing prices of stock traded in the market.  The plan trustee(s) has the power to borrow money on behalf of the plan so that it can purchase Bank stock.  After a participant terminates his service with the Bank, the vested (or nonforfeitable) percentage of the account credited to the participant will be distributed to him.  (The time of distribution of benefits to the employee may occur a number of years after his termination of employment; see the discussion below under the heading Vested Or Nonforfeitable Portion Of Participant’s Benefits.)

If you are a participant or become a participant, the benefits you will ultimately receive under the plan will depend primarily upon three things:

1.             The amount of Bank contributions credited to your account in the plan;

2.             The return on investments under the plan; and

3.             The vested (or nonforfeitable) percentage of your account when you terminated.

You may have heard or read that the Pension Benefit Guaranty Corporation (PBGC) guarantees certain benefits under pension plans; however, because this plan is an employee stock ownership plan, rather than a pension-type plan, benefits are not permitted to be guaranteed by the PBGC.

WHEN MAY I PARTICIPATE IN THE PLAN

First, you must be an employee of the Bank in order to be eligible for participation.  You must also be at least 21 years of age, must have completed at least a “year of service for participation” and be employed on the last day of the plan year.  (The term “year of service for participation” is explained under the heading which follows.)  You will be admitted to participation in the plan on the first day of the “plan year” (the annual period from the first day of January to the last day of December) beginning on or after January 1, 1997 in which you meet these requirements.  The annual entry date under the plan is the first day of January.  If you have met these requirements, you may already be a participant in the plan.

IF YOU ARE NOT YET A PARTICIPANT IN THE PLAN, MOST OF THE INFORMATION WHICH FOLLOWS WILL APPLY TO YOU ONLY AFTER YOU BECOME A PARTICIPANT.

Year of Service for Participation.  A year of service for participation is a plan year during which an employee has at least 1,000 hours of service with the Bank.  (The way in which hours of service will be measured is discussed in the heading which follows.)   For example, suppose you had begun working for the Bank on April 15, 1997 and had completed 1,000 hours of service by December 31, 1997.  You would be admitted to participation in the plan allocation of Bank contributions for the 1997 Plan Year (the Plan Year in which you completed the year of service for participation), as long as you had attained the age of 21 and are an employee on December 31, 1997.

If you did not (or do not) meet the 1,000-hour and age 21 requirement during the plan year which included your employment date, you will be admitted to participation at a subsequent time if you render 1,000 hours of service and attain age 21 during any plan year.  In other words, if you had not completed 1,000 hours of service by December 31, 1997, in the previous example but did so in the plan year ending on the last day of December, 1998, you would be admitted to participation in the plan on January 1, 1998, as long as you were at least 21 years of age and an employee on December 31, 1998.

Hour of Service.  An hour of service means any hour for which you are paid for working for the Bank.  It also may include certain hours for which you are not directly paid by the Bank.  An hour of service is important for measuring 1,000 hours of service for participation (as discussed above), 1,000 hours of service for accrual of benefits, 1,000 hours of service for vesting and less than 501 hours of service for a one-year break in service (all of which are discussed below).

Suspension or Termination of Participation.  If your employment terminates, after you have become a participant, and you incur a one-year break in service, your participation in the plan will be suspended or temporarily terminated until you complete a year of service for participation following your return to employment.  For this purpose a year of service for participation will be measured in a manner similar to that of a year of service for participation, discussed above; except that the first day of the 12-month period will begin with the day you return to employment after the one-year break in service.

Breaks in Service.  Five (or more) consecutive one-year breaks in service can be important in determining the number of years of service for vesting, discussed below under the heading Vested or Nonforfeitable Portion of Participant’s Benefits.  A one-year break in service occurs when an employee has no more than 500 hours of service during a plan year.  In certain cases of absence due to pregnancy, child birth or an adoption, you may be credited with enough hours of service to avoid a one-year break in service for one plan year.  You should check with the Bank about this.

WHAT IS THE PLAN YEAR?

The plan year is the first day of January to the last day of December.  The plan year is important for various reasons.  For example, it is the period for which records are kept for plan administration, and the period for which allocations of Bank contributions are determined.

HOW MUCH WILL THE BANK CONTRIBUTE

Under this plan the Bank has the right to make contributions to the plan out of its pre-tax profits.  One of the Bank’s goals in establishing this plan is to encourage you and all other employees who are participants in the plan to help keep the Bank profitable.  Generally, once the Bank contributions are made to the plan, they will be allocated to the accounts of individual participants in the manner described under the headings “How Does The Plan Work?” above, and “How Are Bank Contributions Allocated To Individual Participants’ Accounts?” below.

COMPENSATION

Generally your compensation for purposes of determining the amount of your contributions under the plan and the allocation of any Bank contributions will be all compensation paid during the Plan Year under consideration as W-2 income by the Bank to you, excluding director’s fees.  Amounts deferred pursuant to Internal Revenue Code Section 401(k)(2), or Section 403(b), or contributed to any welfare benefit plans maintained by the Bank through a reduction in your compensation pursuant to Internal Revenue Code Section 125, are included in your plan compensation for the taxable year in which such amounts are contributed.  Compensation excludes amounts in excess of $170,000 annually (as indexed).

HOW ARE BANK CONTRIBUTIONS ALLOCATED TO INDIVIDUAL PARTICIPANTS’ ACCOUNTS?

Once the Bank has made a contribution to the plan for any particular year, the contribution will be allocated to the accounts of participants who have completed at least 1,000 hours of service with the Bank during the plan year for which the contribution is made and who are employees on the last day of the Plan Year.  If a participant has terminated employment and a certain percentage of the amount credited to his account has been forfeited because it was not vested (see the discussion below under the heading Vested Or Nonforfeitable Portion Of Participant’s Benefits), that amount will be reallocated to the remaining participants’ accounts in the same manner as initial Bank contributions.

The Bank contributions and forfeitures (if any) will be allocated, as of the last day of each plan year, to each eligible participant’s account in the proportion which that participant’s compensation bears to the total compensation of all eligible participants for the plan year.  The compensation of a participant for this purpose is defined under the heading Compensation, above.

Suppose, for example, a participant’s compensation is $10,000 for a plan year and the total compensation paid all participants is $100,000.  If the Bank contributed $10,000 for the plan year, and there were no forfeitures to be reallocated, the participant earning $10,000 would be credited with $1,000.

VESTED OR NONFORFEITABLE PORTION OF PARTICIPANT’S BENEFITS

Nonforfeitable or Vested Percentage.  Funds contributed by the Bank, as well as forfeitures, are allocated as described above and are then invested and accumulated.  The portion or percentage of the Bank contributions which will eventually be distributed to you after you have terminated employment is called the nonforfeitable or vested percentage.  If, for example, your vested percentage is 0%, no benefits will be distributed to you.  If your vested percentage is 50%, one-half the benefits credited to your account will be distributed to you.  (If part or all of your benefits are forfeited, and you subsequently return to employment prior to the time you have 5 consecutive one-year breaks in service, you may repay the amount previously distributed to you and any forfeited benefits will be restored to your account.  However, to have the forfeited amount restored, you must repay in full any amounts distributed to you before the earlier of (i) 5 years after the first date on which you are reemployed, or (ii) the date you incur 5 consecutive one-year breaks in service following the date of the previous distribution to you.)  If you are 100% vested, all employee contributions credited to your account, adjusted for investment experience, will be distributed to you.  (The time and manner in which your benefits will be distributed to you is discussed below under the heading Distribution Of Benefits.)

You will be 100% vested under any of the following circumstances:

1.             You retire on or after the later of attaining age 65 or completing 5 years of participation in the plan.

2.             You die while still working for the Bank.

3.             You become totally and permanently disabled while still working for the Bank.

However, if you terminate your employment for any reason other than retirement, death, or total and permanent disability, your nonforfeitable or vested percentage may be less than 100%.  This means that part of the amount allocated to your account may be forfeited after your termination and reallocated to the accounts of participants remaining in the plan.  The plan contains this provision in order to encourage plan participants to remain employees, by rewarding long-time participants in the plan with proportionately greater benefits than short-time participants.  The actual percentage of vested benefits is based on the number of years of service for vesting.  (A year of service for vesting is explained below.)  The percentage of your nonforfeitable or vested amount is determined as follows:

Years of Service For Vesting	Vested Percentage
Less than 3	0%
3	20%
4	40%
5	60%
6	80%
7 or more	100%

Year of Service for Vesting.  A year of service for vesting is each plan year beginning on or after January 1, 1997, in which an employee has attained the age of 18 and has 1,000 hours of service with the Bank.  The total nonforfeitable percentage is determined by adding each year of service for vesting together to obtain the total number of years of service for vesting.  Years of service for vesting may include plan years for which you were an employee but not a participant.

If any of the years of service for vesting are interrupted by one or more one-year breaks in service, credit for years of service which occurred prior to the one-year break in service will be lost if you do not return to employment.  If you return to employment before you incur 5 consecutive one-year breaks in service, your pre-break vested amount will be increased if you have post-break years of service for vesting.  For example, suppose a participant has 3 years of service for vesting and then terminates employment for 2 years, when he is 20% vested (if the plan so provides).  If he does not return to employment, his vesting will not increase.  If he returns to employment before incurring 5 consecutive one-year breaks in service and then has new years of service for vesting, his 20% pre-break vested amount will increase.

VOTING BANK STOCK

As a participant you will be given the right to instruct the trustee(s) how to vote Bank stock allocated to your account if the stock is a class of registered securities.  In most instances, unregistered stock is voted by the Trustee(s), in the best interest of the Participants.  Even with unregistered stock, however, you will be given the right to instruct the trustee(s) how to vote Bank stock allocated to your account with respect to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business, or such similar transactions as may be prescribed in Treasury Regulations.  Some of the Bank stock in the plan may not be allocated to the account of any participant at the time a vote is required and some of the participants to whose account Bank stock is allocated may not choose to instruct the Trustee(s) as to the voting of that stock.  The trustee(s) will vote these shares of such Bank stock in the manner it believes to be in the best interests of the plan and the participants.

DISTRIBUTION OF BENEFITS

After you have terminated your employment you may elect to receive your accrued benefits.  However, if the value of the vested (nonforfeitable) benefits credited to your account does not exceed $5,000 at the time you terminate, the entire amount will be distributed to you as soon as administratively feasible after the end of the plan year in which you complete a one-year break in service.  You may incur a 10% penalty tax if distributions are made to you before age 59-1/2, and you do not reinvest them in another qualified plan or an IRA (i.e., “rollover” the distribution).

If you separate from service because of retirement, death, or total and permanent disability your vested accrued benefit will generally be distributed to you as soon as administratively feasible after the end of the plan year in which you separate from service.  However, in all events, such distributions shall begin not later than 60 days after the end of the plan year in which the latest of the following occurs: (i) the latest of the date on which you attain the age of 65 or the date of your fifth anniversary of becoming a participant in the plan; (ii) the 10th anniversary of the year in which you become a participant in the plan; or (iii) your termination date.  If the value of the vested benefits credited to your account exceeds $3,500, at your election, your benefits may be distributed either in a lump sum, or in installments over a period not exceeding (i) 5 years or (ii) your anticipated life expectancy/the anticipated life expectancy of you and your spouse.

If you separate from service for any other reason and the value of the vested benefits credited to your account exceeds $5,000, the distribution will generally be in installments or in a lump sum, at your election, beginning as soon as administratively feasible after the end of the plan year in which you complete a one-year break in service.  You may, however, elect a later distribution in accordance with the plan.

If any nonvested accrued benefit is forfeited, you may have the right to return such amounts to the plan if you return to employment, and have the nonvested amount restored to your account.

Whether benefits are distributed in a lump sum or installments, you will have the option of taking the distributions in cash or in whole shares of qualifying employer securities, except to the extent your account consists of cash or fractions of such shares.  The fair market value of such assets, if any, will be distributed in cash.

After you have been a participant in the plan for at least 10 years, you will be offered, beginning at age 55, the option to diversify as to the Bank stock allocated to your account.  The election procedure will be more fully explained to you at the time you are eligible for it.  Generally, it will permit you to elect to have diversified up to 25% of the value in your account.  This election will be offered for 5 years.  After the end of the 5th year, you will be offered the option of diversifying up to 50% of the Bank stock reduced by the Bank stock already distributed.

PUT OPTION

If you or your beneficiary receive Bank stock in a distribution from the plan which are not readily tradable on an established market and if the Plan has not offered you a cash distribution option, you shall also be granted an option to “put” all or a portion of the shares to the Bank (unless prohibited under state or federal law).  A put allows you or your Beneficiary to have the Bank purchase the shares at fair market value.  This put option must be exercised either within 60 days after the shares are distributed or within a second period of 60 days in the next following fiscal year, beginning at least 6 months from the first date of the original put option period.  The payment for the purchase of the shares may be either in a lump sum or in up to 6 substantially equal annual installments.  The plan has the option, but not the duty, to assume the rights and obligations of the Bank with respect to this put option.

“TOP HEAVY” PLANS

If this plan is a “top heavy” plan special rules concerning vesting, minimum contributions and benefits, and amounts deemed to be compensation, will be applicable.

Generally, a “top heavy” plan is a plan in which the value of the employer and participant accounts of all “key-employees” exceeds 60% of the value of the participant and employer accounts of all employees.  A “key-employee” is a participant who for any of the 4 preceding plan years is (i) an officer who earns at least $45,000 per year (adjusted for cost of living in 2001), (ii) one of the 10 employees owning the largest interest in the employer and who earns at least $35,000 per year, (iii) an owner of more than 5% of the employer, or (iv) an owner of at least 1% of the employer having an annual compensation from the employer of more than $150,000.

Some of the special provisions which are applicable during plan years in which a plan is top heavy are as follows:

Rapid Vesting.  For plan years during which the plan is a top heavy plan the vesting schedule set forth under the sub-heading “Non-forfeitable or Vested Percentage” will be revised (to the extent the vesting schedule shown below is more favorable to you) as follows:

Years of Service For Vesting	Vested Percentage
Less than 2	0%
2	20%
3	40%
4	60%
5	80%
6 or more	100%

If following a year in which the plan is a top heavy plan, the plan no longer qualifies as a top heavy plan, then the rapid vesting schedule set forth above will no longer be applicable and the schedule set forth under the heading “Non-forfeitable or Vested Percentage” will apply instead.  However, your vested accrued benefit may not be reduced by this change and if you have 3 or more years of service for vesting you will have the right to choose between the 2 vesting schedules.

Minimum Contributions and Benefits.  For plan years during which this plan is a top heavy plan the employer must provide minimum benefits or contributions to all non-key employees with a year of service for accrual of benefits.  Generally this means that you will receive a contribution to your employer account which is at least equal to 3% of your compensation, as long as similar contributions are made for the plan year to key employees.

In addition to the limitations set forth above other consequences may result during plan years in which this plan is a top heavy plan.  For details as to these provisions see the Plan itself.

DESIGNATION OF BENEFICIARY

You should designate a beneficiary to receive any benefits which would become payable upon or after your death.  This designation should be made in writing on a form to be provided to you.  If you do not make such a designation, your spouse, your lineal descendants, your parents, and your estate, in that order, would receive any benefits payable upon your death.

Under most circumstances your spouse is required to be your beneficiary.  The plan provides for a procedure for your spouse consenting not to being named as a beneficiary.  If the procedure in the plan is not followed, your spouse may well be your beneficiary, in case of your death, even though you have named a different beneficiary.

FILING CLAIMS FOR BENEFITS

You, as a participant, or your beneficiary (in the event of your death), at the time discussed above in this plan description, may file a written election with the administrative committee, requesting a distribution of benefits.  If your claim, or that of your beneficiary, is denied, the reasons for the denial will be given to you or your beneficiary in writing.  You or your beneficiary will then have 60 days from the date of notice of denial of your claim to appeal the decision in writing to the administrative committee.  You or your beneficiary will then be given an opportunity for a full and fair review by the administrative committee.

RIGHTS OF PARTICIPANTS

Participants and beneficiaries in this employee stock ownership plan are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA).  Title I of ERISA provides that all plan participants shall be entitled to:

1.             Examine, without charge, at the plan administrator’s office and at other locations such as worksites and union halls, all plan documents, including insurance contracts, collective bargaining agreements and copies of all documents filed by the plan administrator with the U.S. Department of Labor, such as annual reports and plan descriptions.

2.             Obtain copies of all plan documents and other plan information upon written request to the plan administrator.  The administrator may make a reasonable charge for the copies.

3.             Receive a summary of the plan’s annual financial report.  The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

4.             Obtain, once a year, a statement of the total plan benefits accrued and the nonforfeitable (vested) plan benefits, if any, or the earliest date on which benefits will become nonforfeitable (vested).  The plan may require a written request for this statement, but it must provide the statement free of charge.

In addition to creating rights for plan participants, Title I of ERISA imposes duties upon the people who are responsible for the operation of the plan.  The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries.

No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a plan benefit or exercising your rights under ERISA.

If your claim for a plan benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial.  You have the right to have the plan review and reconsider your claim.

Under Title I of ERISA there are steps you can take to enforce the above rights.  For instance, if you request materials from the plan administrator and do not receive them within 30 days, you may file suit in a federal court.  In such a case, the court may require the plan administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.  The court will decide who should pay court costs and legal fees.  If you are successful the court may order the person you have sued to pay these costs and fees.  If you lose the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about this plan, you should contact the plan administrator.

If you have any questions about this statement or your rights under ERISA, you should contact the plan administrator or the nearest Area Office of the U. S. Labor-Management Service Administration, Department of Labor.

AMENDMENT AND TERMINATION

The Bank expects to continue the plan indefinitely, but reserves the right to terminate the plan or to amend it.  The Bank also reserves the right to suspend contributions if it is determined that continuation of contributions is impossible or inadvisable.  If the plan is terminated, or if the employer contributions to the plan are permanently discontinued, each participant will be entitled to receive the entire amount of his account.

IDENTIFYING DATA

Under this heading the names and addresses of certain individuals who have various responsibilities with respect to this plan are shown. Also, certain identification information with respect to the plan itself is set out in case that information would be of use to you.

Employer:	Heritage Oaks Bancorp 545 - 12th Street Paso Robles, CA 93446 (805) 239-5200

Identification Numbers	The employer’s IRS identification number is: 95-3763629 Plan Number: 002

The plan is administered by an Administrative Committee.

Plan Administrator:	Administrative Committee c/o Heritage Oaks Bancorp 545 - 12th Street Paso Robles, CA 93446

Agent for Service of Process:	Administrative Committee c/o Heritage Oaks Bancorp 545 - 12th Street Paso Robles, CA 93446

In addition, service of legal process may be made upon any plan trustee(s) or the plan administrator, whose names and addresses are listed under this heading.

Trustees:	Lawrence P. Ward B. R. Bryant c/o Heritage Oaks Bancorp 545 - 12th Street Paso Robles, CA 93446